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                                                                  Exhibit 23.01


KPMG LLP



                       CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Morton's Restaurant Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Morton's Restaurant Group, Inc. of our report dated February 1, 1999, relating to the consolidated balance sheets of Morton's Restaurant Group, Inc. and subsidiaries as of January 3, 1999 and December 28, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended January 3, 1999, which report is incorporated by reference in the January 3, 1999 annual report on Form 10-K of Morton's Restaurant Group, Inc.


                                           /s/ KPMG LLP
                                           ---------------------------------
                                           KPMG LLP


Melville, New York
March 30, 1999